Exhibit 99.1
AG Twin Brook Capital Income Fund Launches with More Than $800 Million in Assets
Perpetually Offered BDC Seeks to Provide Income-Focused Individual Investors with Access to Angelo Gordon’s Differentiated Middle Market Direct Lending Business, Twin Brook Capital Partners
NEW YORK, NY – January 5, 2023 – Angelo, Gordon & Co., L.P. (“Angelo Gordon” or the “Firm”), a $52 billion alternative investment firm focused on credit and real estate investing, today announced that AG Twin Brook Capital Income Fund (“TCAP” or the “Fund”) has launched with more than $800 million in total assets. TCAP is a non-traded business development company (“BDC”) that has approximately $530 million in equity and over $1 billion in total investment commitments at launch. Effective January 1, TCAP completed its merger with AGTB Private BDC (the “Merger”), with TCAP as the surviving company; AGTB Private BDC (the “Predecessor BDC”), TCAP’s predecessor vehicle, was an affiliated, privately offered BDC with the same investment manager and investment objective as TCAP.

TCAP seeks to generate attractive, consistent total returns – predominantly in the form of current income and, to a lesser extent, capital appreciation – by targeting investment opportunities with favorable risk-adjusted returns. The Fund targets a portfolio principally comprised of floating rate, senior secured loans to borrowers in a wide variety of geographies and industries. TCAP invests predominantly in loans that are at the top of the capital structure, backed by collateral, and have strong lender protections in place, which we believe reduces risk of principal loss and delivers more stable returns over time. In line with Angelo Gordon’s differentiated middle market direct lending strategy and informed by our team’s wealth of experience in the space, TCAP focuses on investing in loans to U.S. private equity-backed companies in the middle market, with an emphasis on lower middle market businesses – which we define as those with less than $25 million of EBITDA.

“We’ve observed growing interest in private credit as an attractive alternative to traditional fixed income in recent years. However, as the private debt space has evolved and attracted more capital, we’ve seen investors become increasingly discerning and more selective when it comes to the types of strategies they are looking at,” said Trevor Clark, Chief Executive Officer of TCAP and head of Angelo Gordon’s middle market direct lending business, Twin Brook Capital Partners. “Members of the senior team at Twin Brook have spent over 20 years focused on the lower middle market, so it is not only a space that our investment professionals know well, but a substantial addressable market that we believe offers a robust opportunity set. In our view, our lower middle market-focused strategy represents a meaningful differentiation opportunity in the private credit space.”

Josh Baumgarten, Co-CEO, Co-CIO, and Head of Credit at Angelo Gordon, added, “Middle market direct lending is a core component of Angelo Gordon’s established credit platform, and we’re thrilled to continue the growth of the business with the launch of TCAP. As the industry has continued to evolve, demand for private credit products has remained robust, and we are pleased to be able to provide a broader range of investors and advisors with access to our differentiated direct lending strategy and deeply experienced team.”

In connection with the Merger, TCAP issued 20,943,030 Class I common shares to the Predecessor BDC’s investors, and going forward, TCAP intends to sell shares in its continuous offering on a monthly basis.

ABOUT ANGELO, GORDON & CO., L.P.
Angelo, Gordon & Co., L.P. (“Angelo Gordon”) is a privately held alternative investment firm founded in November 1988. The Firm currently manages approximately $52 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 650 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe, and Asia. For more information, visit www.angelogordon.com.

ABOUT TWIN BROOK CAPITAL PARTNERS
Twin Brook Capital Partners, Angelo Gordon’s middle market direct lending business, is a direct lending finance company focused on providing cash-flow based financing solutions for the middle market private equity community. The firm is managed by highly experienced, dedicated professionals who have successfully worked together throughout their careers at leading middle market lending institutions. Twin Brook’s flexible product suite allows for tailored financing solutions for leveraged buyouts, recapitalizations, add-on acquisitions, growth capital, and other situations. For more information, visit www.twincp.com.

FORWARD-LOOKING STATEMENTS
Certain information contained in this press release constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology, such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “can,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “confident,” “conviction,” “identified” or the negative versions of these words or other comparable words thereof. These may include TCAP’s financial estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements regarding future performance, statements regarding economic and market trends, and statements regarding identified but not yet closed investments. Past performance is not indicative nor a guarantee of future returns. Such forward‐looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. TCAP believes these factors include but are not limited to, TCAP’s ability to achieve its investment objectives, whether growth in private credit will continue and be an attractive alternative to traditional fixed income, the availability of, and competition for, attractive investment opportunities within lower middle market, the Fund’s liquidity, the Fund’s use of leverage, the Fund’s ability to deploy capital into its target investments, and other risks and uncertainties, including those described under the section entitled “Risk Factors” in its prospectus and annual report for the most recent fiscal year, and any such updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. The Fund cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Except as otherwise required by federal securities laws, the Fund is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and the Fund does not intend to do so.

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Media@angelogordon.com

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